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                           NATIONAL AUTO CREDIT, INC.
                                30000 AURORA RD.
                                SOLON, OHIO 44139
                                                                    May 10, 1999

Ernest C. Garcia II
2525 E. Camelback Road
Suite 1150
Phoenix, Arizona 85011

Dear Mr. Garcia:

         This agreement sets forth our mutual understanding with respect to the grant of an option to purchase certain shares of the Company's common stock held by you and certain other related matters. Accordingly we hereby agree as follows:

         1.  Grant of Options.

             a. You are the beneficial owner of 2,849,630 shares (the "Shares") of the Common Stock, par value $0.05 per share (the "Common Stock"), of National Auto Credit, Inc. (the "Company"). For and in consideration of the sum of $1,000,000 (the "Payment"), paid concurrently herewith by the Company by either check or wire transfer of immediately available funds to an account designated by you (the receipt of which is hereby acknowledged), you hereby grant the Company the right and option (the "Option") to purchase all but not less than all of the Shares from you at any time from the date hereof and continuing for a period of 45 days (as it may be extended, the "Term"), at a purchase price of $1.50 per Share; provided that, the Company may, at its option, extend the Term for an additional 45 days for and in consideration of the sum of $500,000, payable in the manner set forth above (the "Second Payment"); and provided further that, the aggregate of the Payment and one-half of any Second Payment shall be deducted from the aggregate amount payable by the Company to you upon exercise of the Option. The Company shall have the right to transfer the Option at any time during the Term to any third-party.

             b. In the event that the Company fails to exercise the Option during the Term, (i) the Company hereby agrees to provide you with the right, for so long as you own at least 2,500,000 Shares, to designate one member to the Board of Directors of the Company (which member shall be subject to the approval of a majority of the Company's existing Board of Directors and/or Directors approved by them ("Existing Directors"), such approval not to be unreasonably withheld or delayed) and (ii) the Company hereby grants you the right and the option (the "Shareholder Option") to purchase up to 2,849,630 shares of Common Stock from the Company, in whole or in part, at any time from the expiration of the Term and continuing for a period of 30 days, at a per share purchase price equal to the lower of (A) $1.50 or (B) the average of the daily closing sale price of the Common Stock in the over-the-counter market (as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, or if the Common Stock is not quoted by any such organization, the daily average of the closing bid and asked price as furnished by a professional market maker making a market in the Common Stock selected by the Existing Directors and you) over the ten trading days immediately preceding the expiration of the Term.

             c. You hereby represent to the Company that the Shares are the only shares of Common Stock that you beneficially own, that you are the owner of the Shares and that upon the exercise of the Option by the Company, valid and marketable title to the Shares, free and clear of all liens,

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Ernest C. Garcia
May 10, 1999
Page 2

encumbrances and restrictions, will pass to the Company (or any third-party transferee of the Option, as the case may be). Concurrently with the grant of the Option to the Company, you will enter into a proxy in favor of Henry Toh, in the form attached hereto as Appendix I, and an escrow agreement (pursuant to which you will deposit certificates evidencing the Shares and the Company will deposit the amounts to be paid to you in consideration thereof), in the form attached hereto as Appendix II. The Company hereby represents to you that it has the power and authority to enter into and execute this Agreement and perform the transactions contemplated hereby; that this Agreement and such transactions have been approved by any necessary action on the part of the Company; that the execution and delivery of this Agreement and the performance by the Company of such transactions will not violate or conflict with any provisions of the Company's Certificate of Incorporation or Bylaws, any material contract to which the Company is a party or by which the Company or any of its properties may be bound or any law, rule, regulation, order, decree or judgment to which the Company is subject; and that any shares of Common Stock issued to you pursuant to the valid exercise of the Shareholder Option will be validly issued, fully paid and non-assessable.

         2.  Certain Actions.

             a. In connection with the transactions contemplated hereby, you hereby agree that for a period of one year from the date of this Agreement, you will not take (and you will use your reasonable best efforts to cause your affiliates and associates to refrain from taking), directly or indirectly, without the prior written consent of the Existing Directors, any action which adversely impacts or interferes with the: (i) business and operations of the Company, (ii) completion of the audit of the Company's financial statements,
(iii) existence, composition, function or purpose of the Special Committee of the Company's Board of Directors or (iv) efforts of the Board of Directors to
(A) preserve and maximize the assets of the Company, (B) continue to stabilize the operations of the Company, (C) ensure proper financial and accounting reporting and controls and (D) restore public confidence in the Company; provided, however, that nothing in this Agreement shall restrict the ongoing business operations of the Ugly Duckling Corporation or its subsidiaries, which the parties acknowledge has business operations similar to those of the Company. In addition, you hereby agree that for a period of one year from the date of this Agreement, you will not acquire beneficial ownership of any additional shares of Common Stock without the prior written consent of the Existing Directors.

             b. In addition, you agree to cooperate with the Company and its Board of Directors, as well as all governmental, quasi-governmental and regulatory authorities and securities exchanges, in connection with all inquiries, investigations and proceedings that currently exist and may hereafter arise; provided that, the Company will reimburse you for your reasonable out of pocket expenses (including customary hourly fees charged by you and reasonable attorneys' fees and costs) in connection with all such inquiries, investigations and proceedings.

             c. You hereby acknowledge that you are aware, and that you will advise your Representatives (as defined below), as appropriate, that the United States securities laws may prohibit any person who has received material, non-public information concerning certain matters which are the subject of this Agreement from purchasing or selling securities of the Company or from

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Ernest C. Garcia
May 10, 1999
Page 3

communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

         3.  Confidential Treatment.

             a. Unless otherwise agreed to in writing by the Company, you agree to, except as required by law, keep all confidential information about the Company confidential and not to disclose or reveal any such confidential information to any person.

             b. You agree that you will have no discussion, correspondence or other contact or communication with the Company concerning the Company or its securities except with the Chairman of the Board of Directors, the President of the Company and their designated representatives.

         4.  Miscellaneous.

             a. The parties agree that money damages would not be a sufficient remedy for any breach of this Agreement by the other party or its Representatives, and that in addition to all other remedies, each party shall be entitled to specific performance and injunctive and other equitable relief as a remedy for any such breach. Each party further agrees to waive, and to use its respective best efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy.

             b. For the purposes of this Agreement, the term "Representatives" when used in respect of any person, shall mean such person's affiliates, directors, officers, employees, agents or controlling persons.

             c. Each party and Steven Johnson hereby releases, discharges, cancels and waives any and all claims, demands, causes of action, damages and liabilities of any nature whatsoever, whether in law or in equity, whether known or unknown to the parties and whether contingent or otherwise, which such party has against the other or its Representatives (including Steven Johnson) at the time of execution of this Agreement. Nothing contained in this Agreement shall be construed as an admission by any party that such party has violated any statute, law, rule or regulation, or breached any contract or agreement.

             d. The parties hereby acknowledge that the Company has not nominated or appointed you as a Director or officer of the Company and you have neither been elected nor served as such; and that based on the information contained in your Schedule 13D filed with the Securities and Exchange Commission on April 20, 1999, you are not a beneficial owner of 10% or more of the Common Stock. The Company hereby agrees that it will not seek to recover any profit that may be realized by you in connection with the transactions contemplated hereby pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

             e. From the date hereof until the expiration of the Term, each of the parties agrees to consult with the other in issuing any press release or otherwise making any public statement with respect to this Agreement and the transactions contemplated hereby, and neither party shall issue any

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Ernest C. Garcia
May 10, 1999
Page 4

such press release or make any such public statement without the prior written consent of the other, except as may be required by applicable law, rule or regulation, order of a court or governmental agency or by obligations pursuant to any listing agreement with any national securities exchange or automated quotation service.

             f. The parties shall not make, and shall use their respective reasonable best efforts to cause their respective Representatives to refrain from making, at any time after the date hereof, disparaging or derogatory remarks, whether oral or written, regarding the other or its Representatives; provided that this obligation shall not apply to disclosures required by applicable law, rule or regulation, order of a court or governmental agency or obligations pursuant to any listing agreement with any national securities exchange or automated quotation service.

             g. You hereby withdraw (i) your letter (the "April 20 Letter") to the Board of Directors of the Company dated April 20, 1999, pursuant to which you requested certain information of the Company pursuant to Section 220(d) of the General Corporation Law of the State of Delaware (the "DGCL"); (ii) the written consent of stockholders pursuant to Section 228 of the DGCL enclosed with the April 20 Letter; and (iii) the Notice of Special Meeting, dated April 20, 1999, called by you and Steven Johnson (it being understood that following the expiration of the Term, nothing herein shall prevent you from exercising any rights in this regard that may have been available to you).

             h. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any right, power or privilege hereunder. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws. The exclusive forum for all disputes arising out of this Agreement and the transactions contemplated hereby shall be the state courts of the State of Delaware. All modifications of, waivers of and amendments to this Agreement must be in writing and signed by you and the Company.

             i. Either party may terminate this Agreement upon a material breach by the other party; provided that without otherwise limiting the rights of the parties, (i) in the event of such a breach by you, you will return the Payment and any Second Payment to the Company no later than two business days following demand by the Company and (ii) in the event of such a breach by the Company, you shall not be required to return the Payment or any Second Payment to the Company (it being agreed that the provisions of this Section 4(i) are in addition to and not in satisfaction of the rights and remedies that each party may have against the other). In addition, the provisions of Section 2(a), 2(b) (solely as it relates to your agreement to cooperate with the Company and its Board of Directors), 4(c) and 4(e) shall terminate in the event that the Company fails to exercise the Option.



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Ernest C. Garcia
May 10, 1999
Page 5

         Please confirm your agreement with the foregoing by signing where indicated below and returning to the undersigned a copy of this Agreement.

                                    Very truly yours,

                                    NATIONAL AUTO CREDIT, INC.


                                    /s/  James J. McNamara
                                    --------------------------
                                    Name:    James J. McNamara
                                    Title:   Chairman of the Board of Directors

Accepted and Agreed as of the
date first written above:

/s/ Ernest C. Garcia II
-----------------------
ERNEST C. GARCIA II (*)
* On his own behalf and, for the
purposes of Section 1(a), on behalf of
Verde Investments, Inc., in his capacity
as President.

/s/ Steven Johnson
------------------
STEVEN JOHNSON (**)

** For the purposes of Section 4(c), (d) and
(g) only